MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT executed this 27th day of January, 2004, by and between Brad Rudover (“RUDOVER”) and The Electric Network.com Inc., (“ELECTRIC”), a Nevada corporation, with offices at Suite 1400-1500 W. Georgia Street, Vancouver, BC V6G 2Z6 (collectively the “Parties”).

WHEREAS, ELECTRIC wishes to enter into a management services agreement with RUDOVER.

IT IS THEREFORE NOW AGREED AS FOLLOWS:

1.
Effective February 1st 2004 or such other date as may be determined by its Board of Directors, RUDOVER shall be appointed as ELECTRIC’s President and Chief Executive Officer and as a director, to hold such offices until the earlier of the date he resigns or is replaced.

2.
The initial term of this agreement is for twelve (12) months and may be extended upon mutual agreement of the parties hereto, provided however that the Board of Directors of ELECTRIC may terminate this Agreement upon thirty days written notice to RUDOVER.

3.
In his position as President and Chief Executive Officer, RUDOVER shall be charged with developing ELECTRIC’s current business model and to review and evaluate investment opportunities for ELECTRIC (the “SERVICES”).

4.	As compensation and in consideration for the SERVICES, ELECTRIC shall pay to RUDOVER the sum of US$1,000 per month, payable monthly in arrears.

5.
RUDOVER shall not be required to devote his entire time and attention to ELECTRIC’s business, but shall devote such time as is necessary to properly carry out his duties hereunder and provide the SERVICES.

6.
RUDOVER shall be entitled to a business expense account allowance, to cover all travel, entertainment and business expenses, which he incurs on behalf of ELECTRIC, provided that such allowance and expenses are first approved by ELECTRIC’s Board of Directors. RUDOVER shall maintain records to substantiate this account allowance and provide a monthly expense report.

7.	This Agreement shall be subject to the laws of the Province of British Columbia.

8.
This Agreement supersedes all prior or contemporaneous oral or written statements concerning the subject matter herein, and represents the complete and final understanding between the parties hereto. Any modification of this

Agreement is ineffective unless provided in writing and executed by all of the parties hereto.

9.	RUDOVER acknowledges that he may not assign his rights or delegate his duties or obligations under this agreement.

10.
In the performance of his obligations hereunder RUDOVER shall be an independent contractor of ELECTRIC. RUDOVER shall perform the services enumerated herein according to his own means and methods of work and shall not be subject to the control or supervision of ELECTRIC. ELECTRIC acknowledges that nothing in this Agreement shall be construed to require RUDOVER to provide services to ELECTRIC at any specific time or in any specific place or manner.

11.
If a suit or action is instituted in connection with any controversy arising out of this agreement, the prevailing party shall be entitled to recover from the other party, in addition to costs, such sums as the court may adjudge reasonable as attorneys fees, including fees on appeal from a judgment, order or decree.

12.	This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

THE ELECTRIC NETWORK.COM INC.

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Director: J. DAVID BROW

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BRAD RUDOVER